                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                 AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                              444 Madison Avenue
                           New York, New York 10022

               ------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
               ------------------------------------------------

To the Shareholders of American International Petroleum Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of American International Petroleum Corporation, a Nevada corporation (the "Company"), will be held on June 30, 1999, at the Players Island Hotel in Lake Charles, Louisiana, at 10:00 a.m. Central Daylight Time, to consider and act upon the following proposals:

1. To elect five (5) Directors to serve for a term of one year and until their successors are duly elected and qualified;

2. To ratify the appointment of Hein + Associates LLP as independent public accountants of the Company for 1999.

3. To approve an amendment to the Company's Articles of Incorporation to increase the authorized capital stock by increasing the number of authorized shares of common stock from 100,000,000 to 200,000,000.

4. To approve the issuance, if necessary, upon conversion of the Company's 14% Convertible Notes of more than 9,807,150 shares of common stock, representing 19.9% of the outstanding shares of common stock on the date of the sale of the 14% Convertible Notes, as required by Nasdaq rules.

5. To approve the issuance, if necessary, upon conversion of the Company's 5% Convertible Secured Debenture of more than 13,243,377 shares of common stock representing 19.9% of the outstanding shares of Common Stock on the date of the sale of the 5% Convertible Secured Debenture, as required by Nasdaq Rules.

6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

Shareholders of record at the close of business on May 5, 1999 will be entitled to vote at the meeting or any adjournment thereof.


                                         By order of the Board of Directors,

                                         George N. Faris, Chairman of the Board



Dated: June 1, 1999


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                 AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                              ------------------
                                PROXY STATEMENT
                              ------------------

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of American International Petroleum Corporation, a Nevada corporation (the "Company"), of proxies for the Annual Meeting of Shareholders to be held at 10:00 a.m. Central Daylight Time, on June 30, 1999, and any adjournment or adjournments thereof (the "Meeting"). The Meeting will be held at the Players Island Hotel in Lake Charles, Louisiana. The purposes for which the Meeting is to be held are set forth in the Notice of Meeting on the preceding page. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails and by personal contacts by the officers of the Company. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy to shareholders is June 1, 1999.

     Shareholders of record at the close of business on May 5, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. Any shareholder present at the Meeting may revoke his or her proxy by informing the Secretary of such revocation and vote in person on each matter brought before the Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted FOR the election of the named nominees for Directors, FOR the ratification of the auditors, FOR the amendment to the Articles of Incorporation increasing the authorized capital by increasing the authorized shares of common stock from 100 million to 200 million, FOR the approval of the issuance upon conversion of the 14% Convertible Notes of more than 9,807,150 shares of common stock, representing 19.9% of the outstanding shares of common stock on the date of the sale of the 14% Convertible Notes, as required by the rules of The Nasdaq Stock Market, Inc., and FOR the approval of the issuance upon conversion of the 5% Convertible Secured Debenture of more than 13,243,377 shares of common stock, representing 19.9% of the outstanding shares of common stock on the date of the sale of the 5% Convertible Secured Debenture, as required by the rules of The Nasdaq Stock Market, Inc. If any other matters are properly presented at the Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

     As of May 5, 1999, 66,784,943 shares of the common stock of the Company, par value $.08 ("Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote. The affirmative vote of the plurality of the votes cast in person or by proxy at the Meeting and entitled to vote will determine the election of Directors. The affirmative vote of the majority of the votes present in person or by proxy at the Meeting and entitled to vote is required to ratify the selection of the auditors, the issuance of more than 9,807,150 shares of Common Stock upon conversion of the 14% Convertible Notes and the issuance of more than 13,243,377 shares of Common Stock upon conversion of the 5% Convertible Secured Debenture. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company's Articles of Incorporation to increase the authorized capital by increasing the number of authorized shares of Common Stock from 100 million to 200 million.

     Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

                   ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

Proposal 1. Election of Five (5) Nominees As Directors

     At the Meeting, five (5) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted for the election of the following 5 persons, all of whom are standing for re-election.


                                                             Year First
        Name          Age           Position(s)           Became a Director
        ----          ---           -----------           -----------------
George N. Faris      58     Chairman of the Board and         1981
                            Chief Executive Officer

William R. Smart     78     Director                          1987

Daniel Y. Kim        77     Director                          1987

Donald G. Rynne      76     Director                          1992

Richard W. Murphy    69     Director                          1998


Biographical Information

     Dr. George N. Faris has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1981. Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT's inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

     Dr. Daniel Y. Kim has served as a member of the Company's Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana. Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

     Mr. Donald G. Rynne has served as a member of the Company's Board of Directors since September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

     Mr. William R. Smart has served as a member of the Company's Board of Directors since June 1987. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. He has served on the Board of Directors of Apollo Computer Company and Executone Information Systems, Inc. Mr. Smart is presently a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

     Ambassador Richard W. Murphy was educated at Harvard College (B.A. 1951) and at Emmanuel College, Cambridge (A.B. 1953). After service in the U.S. Army, he was appointed to the Foreign Service of the Department of State. From 1971 to 1983 he held successive appointments as Ambassador to Mauritania, Syria, the

Philippines and Saudi Arabia. He was Assistant Secretary of State for Near Eastern and South Asian Affairs from 1983-89 when he retired. President Reagan nominated him to the rank of Career Ambassador in 1996, a rank restricted at any given time to five career diplomats. Since 1989 Mr. Murphy has been Senior Fellow for the Middle East at the Council on Foreign Relations in New York City and a private consultant. He is a frequent commentator on Middle Eastern issues for National Public Radio, CNN, and BBC and has written for the New York Times, The Washington Post, The International Herald Tribune and the Christian Science Monitor. He was also a Director of Maxxus Energy.

     The business background of each executive officer of the Company, to the extent not set forth above, is described below.

     Mr. Denis J. Fitzpatrick, 54, joined the Company in August 1994 as Vice President, Secretary and Chief Financial Officer. During the previous five years, Mr. Fitzpatrick was the Chief Financial Officer of Nahama & Weagant Energy Company, a publicly traded independent exploration and production company. Mr. Fitzpatrick has held various accounting and financial management positions during his 24 years in the oil and gas industry. He has also served as a Director or Officer of the Council of Petroleum Accountants Society; served on the Tax Committee of the American Petroleum Institute and as a member of the American Management Association. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

     Mr. Gustave E. Chew, 60, joined the Company in December 1997 as President of American International Refinery, Inc., a wholly-owned subsidiary of the Company. He received Bachelor of Science degrees in Chemical Engineering and Accounting in 1959 from Lehigh University. Mr. Chew was most recently Managing Director of Neste Trifinery Petroleum Services in Corpus Christi, Texas. He has 38 years of experience in the refining industry, including 28 years with British Petroleum North America. Mr. Chew was Chairman of the Asphalt Institute during 1998 and for nine years has served as a Director of the National Petroleum Refiners Association.

     Mr. William L. Tracy, 51, has been employed by the Company since February 1992 and has been Treasurer and Controller of the Company since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA from Bellarmine College in Louisville, Kentucky in 1974.

     The Company's executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified.

Certain Information Concerning the Board of Directors

     The Company has three standing committees: the Executive Committee, to oversee the day to day operations of the Company; the Compensation Committee, to review and set the compensation to be received by various officers and other employees and consultants of the Company; and the Audit Committee, to review the financial reporting and internal controls of the Company. The Executive Committee is composed of Messrs. Smart (Chairman), Rynne and Faris; the Compensation Committee is composed of Messrs. Kim (Chairman) and Smart; and the Audit Committee is composed of Messrs. Smart (Chairman), Rynne and Kim.

     The Board of Directors held 16 meetings during the year ended December 31, 1998. The Compensation Committee held one meeting and the Audit Committee held one meeting during 1998. Each incumbent Director attended at least 75% of such Board meetings and of the meetings of Committees on which such Director served.


     During 1998, the Company reimbursed outside Directors for their actual Company-related expenses, including the costs of attending Directors' meetings. The Company accrued, for each outside Director, $500 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $500 for each Board meeting attended in person.

Securities Ownership of Management and Principal Shareholders

     The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock of (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock;
(ii) each Director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all Directors and executive officers as a group.


            Name and Address               Amount and Nature of     Percent
        of Beneficial Holder(1)            Beneficial Ownership     of Class
        -----------------------            --------------------     --------
George N. Faris                                  3,770,000(2)        5.4%
Daniel Y. Kim                                      213,500(3)         *
Donald G. Rynne                                    716,862(4)        1.1%
William R. Smart                                   357,608(5)         *
Richard W. Murphy                                   50,000(6)         *
Denis J. Fitzpatrick                               221,250(7)         *
Gustave E. Chew                                    100,000(8)         *
William L. Tracy                                   126,280(9)         *
All officers and Directors as a group            5,555,500(10)       7.7%
 (consisting of 8 persons)
H.W. Partners, L.P.(11)                          7,266,269(12)       9.9%
1601 Elm Street, Suite 4000
Dallas, Texas 75201

------------
* Less than 1% of class

 (1) All officers and Directors have an address c/o the Company, 444 Madison Avenue, New York, NY 10022.
 (2) Includes 1,870,000 shares of common stock issuable upon the exercise of stock options owned by Dr. Faris. Excludes 1,082,500 options not exercisable within 60 days.
 (3) Includes 205,500 shares of common stock issuable upon the exercise of stock options owned by Dr. Kim.
 (4) Includes 210,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Rynne.
 (5) Includes 267,000 shares of common stock issuable upon the exercise of stock options of common stock owned by Mr. Smart.
 (6) Includes 50,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Murphy. Excludes 50,000 options not exercisable within 60 days.
 (7) Includes 221,250 shares of common stock issuable upon the exercise of stock options owned by Mr. Fitzpatrick. Excludes 193,750 options not exercisable within 60 days.
 (8) Includes 100,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Chew. Excludes 150,000 options not exercisable within 60 days.
 (9) Includes 126,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Tracy. Excludes 116,750 options not exercisable within 60 days.
(10) Includes all of the shares of common stock issuable upon the exercise of options described in notes (2) through (9) above.
(11) H.W. Partners, L.P. serves as investment advisor to Infinity Investors Limited, IEO Holdings Limited, Summit Capital Limited and Glacier Capital Limited, (the "Funds") the registered owners of the 14% Convertible Notes and warrants to purchase Common Stock, and has been granted investment discretion over the securities of the Company owned by each of those funds. In this capacity, H.W. Partners, L.P. and its general partner, H.W. Finance, L.L.C., may be deemed to have voting and dispositive power over such securities. Mr. Clark W. Hunt and Mr. Barrett Wissman are the principal officers of H.W. Partners, L.P.
(12) Represents the maximum number of shares that may be acquired upon conversion of the outstanding 14% Convertible Notes and warrants owned by the funds referred to in footnote (11). As of the date hereof, the Funds hold warrants to purchase an aggregate of 5,295,978 shares of Common Stock at an exercise price of $2.00 per share. The terms of the 14% Convertible Notes and warrants provide that the number of shares that the registered owners may acquire upon conversion or exercise may not exceed that number that would render them, as a group, the beneficial owners of more than 9.9% of the then outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) reports that they file.

     Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that, during the period from January 1, 1998 through December 31, 1998, all filing requirements applicable to its officers, Directors and greater than 10 percent beneficial owners were complied with, except that Mr. Rynne did not report the sale, during the first quarter of 1998, of warrants to purchase 89,260 shares of the Company's Common Stock for $16,000, and Mr. Smart did not report the purchase on January 28, 1998 and sale on April 29, 1998 of 5,000 shares of the Company's Common Stock which his broker transacted without his knowledge or prior approval. Mr. Smart purchased the shares at $1.1155 and sold the shares at $1.1555. Mr. Smart has paid the Company the $200 profit he realized on such sale in satisfication of his liability to the Company under Section 16(b) of the Securities Exchange Act of 1934.


                            EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table discloses compensation for services rendered by the Company's Chief Executive Officer and all other executive officers of the Company whose compensation exceeded $100,000 in 1998, 1997 and 1996.



                     Annual Compensation                                         Long Term Compensation
--------------------------------------------------------------   ------------------------------------------------------
   Name and Principal                                             Other Annual                             All Other
        Position            Year       Salary         Bonus       Compensation        0ptions(#)         Compensation
------------------------   ------   ------------   -----------   --------------   ------------------   ----------------
George N. Faris            1998       $330,000      $120,000       $      --          1,000,000(1)       $       --
Chairman of the            1997        312,000       257,000           7,200(2)         750,000             193,000(3)
Board and Chief            1996        292,000        15,000           9,600(2)       1,202,500(4)          422,000(5)
Executive Officer

Denis J. Fitzpatrick       1998       $140,000      $ 31,250       $      --            170,000(6)       $       --
Secretary, Vice            1997        118,000       102,000              --            125,000              25,000(7)
President and Chief        1996        105,000         5,000          15,000(8)         120,000(4)               --
Financial Officer

Gustave E. Chew            1998       $200,000      $     --       $   7,200(2)         150,000(9)       $       --
President,                 1997            (10)           --              --            100,000(10)              --
American International     1996            (10)           --              --                 --                  --
Refinery, Inc.

William L. Tracy           1998       $100,000      $ 13,500              --            106,000(11)      $       --
Treasurer and              1997         88,000        62,000              --             75,000              23,000(7)
Controller                 1996            (12)           --              --                 --                  --

------------
(1) Includes 420,000 regular options which vest 25% per year beginning December 31, 1998 and 580,000 contingent options which will vest only if the Company's common stock trades at $5.00 per share for 15 consecutive days at any time before December 31, 1999. Both the regular and contingent options have an exercise price of $2.00 per share.
(2) Vehicle allowance.
(3) Includes deferred salary payment of $109,000 and income tax reimbursement of $84,000.
(4) The number of options shown were issued in substitution for previously outstanding options and re-issued in 1996. The exercise price is now $.50 per share.
(5) On October 13, 1995, the Company and Dr. Faris executed an amendment to Dr. Faris' employment agreement, pursuant to which Dr. Faris relinquished certain rights in exchange for 900,000 shares of Common Stock. See "Employment Contract" below.

 (6) Includes 70,000 regular options which vest 25% per year beginning December 31, 1998 and 100,000 contingent options which will vest only if the Company's common stock trades at $5.00 per share for 15 consecutive days at any time before December 31, 1999. Both the regular and contingent options have an exercise price of $2.00 per share.
 (7) Deferred salary payment.
 (8) Mr. Fitzpatrick was paid $15,000 for living expenses incurred while working in the New York office.
 (9) Contingent options which will vest only if the Company's common stock trades at $5.00 per share for 15 consecutive days at any time before December 31, 1999 with an exercise price of $2.00 per share.
(10) Mr. Chew was hired in December 1997 and earned less than $100,000 during 1997. He was granted 100,000 options as a signing bonus.
(11) Includes 56,000 regular options which vest 25% per year beginning December 31, 1998 and 50,000 contingent options which will vest only if the Company's common stock trades at $5.00 per share for 15 consecutive days at any time before December 31, 1999. Both the regular and contingent options have an exercise price of $2.00 per share.
(12) Mr. Tracy's compensation was less than $100,000 in 1996.

Note: The contingent options will terminate if the Company's common stock does not trade at $5.00 per share for 15 consecutive days prior to December 31, 1999.

1998 Stock Option Plan

     The Company has established a 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan was approved by the Board of Directors on May 29, 1998 and by the Company's shareholders on June 29, 1998. The 1998 Plan is administered by the Board of Directors of the Company or a Committee designated by them. Under the 1998 Plan employees, including officers and managerial or supervising personnel, are eligible to receive Incentive Stock Options ("ISO's") or ISO's in tandem with stock appreciation rights ("SAR's"), and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options ("NQSO's") or NQSO's in tandem with SAR's. Options may be granted under the 1998 Plan to purchase an aggregate of 5,000,000 shares of Common Stock. If an option granted under the 1998 Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the 1998 Plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

     Options may not be granted under the 1998 Plan after May 29, 2008. The exercise price of the options granted under the 1998 Plan cannot be less than the fair market value of the shares of Common Stock on the date the option is granted. ISO's granted to shareholders owning 10% or more of the outstanding voting power of the Company must be exercised at a price equal to at least 110% of the fair market value of the shares of Common Stock on the date of grant. The aggregate fair market value of Common Stock, as determined at the time of the grant with respect to which ISO's are exercisable for the first time by any employee during any calendar year, shall not exceed $100,000. Any additional Common Stock as to which options become exercisable for the first time during any such year are treated as NQSO's. The total number of options granted under the 1998 Plan, as of March 31, 1999 was 2,207,000.


Option Grants in Last Fiscal Year

     The table below includes the number of stock options granted to certain executive officers during the year ended December 31, 1998, exercise information and potential realizable value.



                                                                                                  Potential
                                    Individual Grants                                             Realizable
                              ------------------------------                                  Value at Assumed
                                Number of       Percent of                                      Annual Rates of
                               Securities     Total Options                                          Stock
                               Underlying       Granted to                                     Price Appreciation
                                 Options       Employees in       Exercise      Expiration     for Option Term
            Name               Granted(#)      Fiscal Year      Price($/sh)        Date        5%($)     10%($)
            ----               ----------      -----------      -----------        ----        -----     ------
George Faris ..............    1,000,000            47%        $ 2.00           06/29/03       $ -0-     $ -0-
Denis Fitzpatrick .........      170,000             8%        $ 2.00           06/29/03       $ -0-     $ -0-
Gustave E. Chew ...........      150,000             7%        $ 2.00           06/29/03       $ -0-     $ -0-
William L. Tracy ..........      106,000             5%        $ 2.00           06/29/03       $ -0-     $ -0-

Aggregate Option Exercises in 1998 and Option Values at December 31, 1998

     The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by certain executive officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between exercise price of any such existing stock options and the year-end price.

                                     Shares
                            -------------------------
                             Acquired or      Value        Number of Unexercised           Value of Unexercised
           Name               Exercised     Realized        Options at Year End            In-the-Money Options
           ----               ---------     --------        -------------------            --------------------
                                                        Exercisable    Unexercisable    Exercisable    Unexercisable
                                                       -------------  ---------------  -------------  --------------
George N. Faris ..........       --           --         1,870,000       1,082,500        $683,434        $2,344
Denis J. Fitzpatrick .....       --           --           221,250         193,750        $ 68,546        $  515
Gustave E. Chew ..........       --           --           100,000         150,000        $    -0-        $  -0-
William L. Tracy .........       --           --           115,250         116,750        $ 48,440        $  309

Employment Contract

     Effective May 1, 1989, the Company entered into an employment agreement with George N. Faris at an annual salary of $200,000, which agreement is renewed annually. In 1992, the Board increased Dr. Faris' salary to $300,000 per year. In April 1994, Dr. Faris voluntarily reduced his salary to $240,000 per year. In February 1996, Dr. Faris' salary was reinstated to $300,000 per year. His current salary is $330,000 per year.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or any of its subsidiaries. During the last fiscal year, none of the executive officers of the Company has served on the Board or Compensation Committee of any other entity whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

Compensation Committee Report on Executive Compensation

     It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans and to review the compensation levels and performance of Management.

     The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive compensation.

     The total direct compensation package for the Company's executives, including the Chief Executive Officer (the "CEO"), is made up of 3 elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options. The total compensation level for each executive is established by individual levels of responsibility and reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. In addition, the Compensation Committee factors into the total compensation of all executives an incentive element that is dependent upon overall Company performance and increases in shareholder value measured against objectives established at the beginning of the fiscal year.

 Salary

     Recommendations for merit increases in base salary are reviewed on an individual basis, and increases are dependent upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee also considers demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are subject to the same budgetary guidelines as apply to all other employees. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms thereof.

 Bonuses

     Bonus incentives are structured so that, if the Company and/or employee achieves target goals, an incentive bonus may be paid to the employee, the amount of which will be established by the Compensation Committee. This policy is designed to further motivate individuals to improve performance. The Company paid an aggregate of approximately $213,000 in bonuses to its employees in 1998 for performance during the previous year.

 Stock Options

     Executives are eligible for annual stock option grants under the its current stock option plan applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide a long-term incentive and encourage executives to remain with, and exert their utmost efforts on behalf of, the Company. By giving to executives an equity interest in the Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

     During 1998, an aggregate of 2,292,000 Incentive Stock Options were granted under the 1998 Plan, at an exercise price of $2.00 per share, of which 1,210,000 are contingent on the Company's stock price trading at $5.00 per share or above for 15 consecutive days before December 31, 1999.

Members of the Compensation Committee:

Daniel Y. Kim, Chairman
William R. Smart
Donald G. Rynne

Performance Graph

     The graph below compares the cumulative shareholder return of the Company with the cumulative return on the S&P 500 Stock Index and the S&P Exploration and Production Index assuming a $100 investment made on December 31, 1993. Cumulative return data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.







                               [GRAPHIC OMITTED]





Transactions With Management and Others

     During 1998, the Company's Chairman and CEO, Dr. George Faris, loaned the Company $365,000 at an interest rate of 10% per annum. The Company repaid $100,000 in April 1998 and the remainder in the first quarter of 1999.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE (PROPOSAL 1).

Proposal 2. Ratification of Independent Public Accountants

     Hein + Associates LLP was the Company's independent public accountants for the year ended December 31, 1998. The Board has appointed these accountants to be the Company's auditors for 1999 and is seeking shareholder ratification of such appointment.

     The Company has been apprised that Hein + Associates LLP has no financial interest, either direct or indirect, in the Company. A representative of Hein + Associates LLP is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

Proposal 3. Proposed Amendment to the Articles of Incorporation to Increase the
            Authorized Capital Stock by Increasing the Authorized Shares of Common Stock from 100 Million to 200 Million.

     The Board of Directors has adopted, subject to shareholder approval, an amendment to Article IV of the Articles of Incorporation to increase authorized capital by increasing the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares

     The Company's authorized capital stock is 107 million shares, consisting of 100 million shares of Common Stock, ("Common Stock"), and 7 million shares of 8% cumulative convertible preferred stock, par value $3.00 ("Preferred Stock"). As of the Record Date, 66,784,943 shares of Common Stock were issued and outstanding. An additional 31,815,947 shares of Common Stock are reserved for issuance upon conversion of the 14% Convertible Debentures and 5% Convertible Secured Debentures and upon exercise of 5,538,000 outstanding options held by the Company's officers and directors, with exercise prices ranging from $.50 to $2.00 per share, and 8,758,796 warrants with exercise prices ranging from $.40 to $2.59 per share of which 3% are less than $1.07 and 90% are above $1.99. No shares of Preferred Stock are outstanding.

     The additional 100 million shares of Common Stock to be authorized would provide the Board with flexibility for future financial and capital requirements, for acquisitions, to facilitate efforts to obtain a strategic partner and financing for projects in Kazakstan and other desirable locations, and to facilitate the growth and expansion of the Company. The additional shares also would be available for stock options and other employee benefit plans, for stock splits and dividends, and for issuance upon conversion of its outstanding convertible debt securities. The Company does not currently have any plans, agreements or commitments or understandings for the issuance of additional shares of Common Stock, except upon exercise of outstanding warrants and options, pursuant to employee benefit plans, or upon conversion of outstanding debt securities. Depending on the circumstances, issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The shareholders do not have preemptive rights under the Articles of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock.

     Although the Company's Board of Directors does not consider the proposed amendment to the Company's Articles of Incorporation to be an antitakeover proposal, the ability to issue additional shares of Common Stock could also be used to discourage hostile takeover attempts of the Company. Among other things, the additional shares could be privately placed thereby diluting the stock ownership of persons seeking to obtain control of the Company, or the Board could adopt a stockholders' rights plan that would provide for the issuance of additional shares of Common stock in the event of certain purchases not approved by the Board of Directors.

     Although the Board of Directors has no current plans to propose measures to the Company's stockholders that may have the effect of discouraging takeovers, such measures may be proposed if warranted from time to time in the judgment of the Board of Directors. In addition, the Board of Directors may, from time to time, adopt other measures or enter into agreements that could have the effect of discouraging takeovers, but that do not require stockholder approval.

     Approval of this amendment to the Articles of Incorporation requires approval by a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.

Proposal 4. To Approve the Issuance, If Necessary, Upon Conversion of 14%
            Convertible Notes of More Than 9,807,150 Shares of Common Stock, as Required by Nasdaq Rules.

     Nasdaq rules require the Company to obtain shareholder approval for the issuance of securities involving the sale of 20% or more of its Common Stock at less than fair market value. Nasdaq may delist the securities of any issuer that fails to obtain such stockholder approval before the issuance of such securities.

     In April and May 1998, the Company sold an aggregate of $12 million principal amount of its 14% Convertible Notes due April 21, 2000 (the "Notes"), together with warrants to purchase 1,400,000 shares of its

Common Stock to four institutional investors for a total purchase price of $12 million. The exercise price of these warrants is $2.00 per share. The Notes are convertible into shares of Common Stock at the option of the holder thereof, subject to the limitations discussed below.

     The number of shares of Common Stock into which the Notes may be converted is equal to the outstanding principal balance of the Notes at any given time, divided by the conversion price. The conversion price is equal to 85% of the lowest five consecutive day weighted average sale price of the Common Stock on the Nasdaq Stock Market during the 40 trading days preceding the date of conversion. There is no minimum conversion price. Consequently, the lower the market price of the Common Stock, the greater the number of shares of Common Stock a holder of the Notes will receive upon conversion. No holder may convert the Notes to the extent such conversion would result in the holders as a group becoming the beneficial owner of more than 9.9% percent of the then outstanding Common Stock, or the holders in the aggregate acquiring more than 9,807,150 shares of Common Stock, representing 19.9% of the number of shares of Common Stock outstanding on the date upon which the Notes were initially issued, unless such issuance is approved by shareholders.

     The conversion price and the number of shares of Common Stock that may be acquired upon conversion of the Debenture is subject to adjustment in the event of a stock split, stock dividend, reorganization or reclassification, or the issuance of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock) at less than market value.

     The conversion, or the potential conversion of the Notes at a discount of approximately 15% of the then prevailing market price of the Common Stock and the immediate resale of the shares of Common Stock acquired upon conversion into the public market may depress the market price of the Common Stock and will have a dilutive impact on other shareholders.

     If this proposal is not approved by shareholders, upon any conversion that, together with prior conversions, would result in the issuance of more than 9,807,150 shares of Common Stock, but for the limitation discussed above, the Company will be required to pay the holder requesting conversion an amount in cash equal to the closing price of the Common Stock on the date of conversion times the number of shares in excess of 9,807,150 shares. The number of shares available for conversion without exceeding this number is currently 1,142,493 shares. As of the date hereof, the Company had either redeemed or converted an aggregate principal amount of $9,664,554, leaving an outstanding principle balance of only $2,335,446 on the Notes. The Company's ability to make such cash payments will depend on its available cash resources at the time of a request for conversion. The payment of such amounts instead of the issuance of shares of Common Stock upon conversion may adversely affect the liquidity and financial condition of the Company.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 4.

Proposal 5. To Approve the Issuance, If Necessary, Upon Conversion of 5%
            Convertible Secured Debenture of More Than 13,243,377 Shares of Common Stock, as Required by Nasdaq Rules.

     Nasdaq rules require the Company to obtain shareholder approval for the issuance of securities involving the sale of 20% or more of its Common Stock at less than fair market value. Nasdaq may delist the securities of any issuer that fails to obtain such stockholder approval before the issuance of such securities.

     On February 18, 1999, the Company sold $10 million principal amount of its 5% Convertible General Debenture due February 18, 2004 (the "Debenture"), together with a warrant to purchase 2,000,000 shares of its Common Stock, at an exercise price of $2.59 per share, to a single investor for a purchase price of $10 million. The Debenture is convertible into shares of Common Stock at any time on or after August 8, 1999 (or earlier if the market price of the Common Stock is at least $1.55 for five consecutive trading days), at the option of the holder thereof, subject to the limitations discussed below.

     The number of shares of Common Stock into which the Debenture may be converted is equal to the outstanding principal balance of the Debenture at any given time, divided by the conversion price. The conversion price is equal to the lower of $1.288 and 85% of the lowest weighted average sale price of the Common Stock on the Nasdaq Stock Market during the three trading days preceding the date of conversion. There is no minimum conversion price. Consequently, the lower the market price of the Common Stock, the greater the number of shares of Common Stock the holder of the Debenture will receive upon conversion. No holder may convert the Debenture to the extent such conversion would result in a holder becoming the beneficial owner of more than five percent of the then outstanding Common Stock, or the holders in the aggregate acquiring more than 13,243,377 shares of Common Stock, representing 19.9% of the number of shares of Common Stock outstanding on the date upon which the Debenture was issued, unless such issuance is approved by shareholders.

     The conversion price and the number of shares of Common Stock that may be acquired upon conversion of the Debenture is subject to adjustment in the event of a stock split, stock dividend, reorganization or reclassification. In addition, if prior to February 18, 2000, the Company issues shares of Common Stock (or securities convertible into, or exercisable or exchangeable, for Common Stock) in a private placement at less than the discount, or if lower, the $1.288 ceiling price, specified in the Debenture, the conversion price of the Debenture will be adjusted to such lower price.

     The conversion, or the potential conversion of the Debenture at a discount of approximately 15% of the then prevailing market price of the Common Stock and the immediate resale of the shares of Common Stock acquired upon conversion into the public market may depress the market price of the Common Stock and will have a dilutive impact on other shareholders.

     If this proposal is not approved by shareholders, upon any conversion that, together with prior conversions, would result in the issuance of more than 13,243,377 shares of Common Stock, but for the limitation discussed above, the Company will be required to redeem in cash the principal amount that may not be converted at 125% of the principal amount plus accrued interest and penalty interest. The Company's ability to make such cash payments will depend on its available cash resources at the time of a request for conversion. The payment of such amounts instead of the issuance of shares of Common Stock upon conversion may adversely affect the liquidity and financial condition of the Company.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 5.


Shareholder Proposals

     No person who intends to present a proposal for action at a forthcoming shareholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares, with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A shareholder may submit only one proposal with a supporting statement of not more than 500 words, if requested, for inclusion in the proxy materials. Under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

     Proposals of shareholders of the Company which are intended to be presented at the Company's next annual meeting must be received by the Company no later than January 24, 2000 in order that they may be included in the proxy statement and form of proxy relating to that Meeting.

                                                By Order of the Board of
                                                Directors,



                                                George N. Faris
                                                Chairman of the Board of
                                                Directors
Dated: June 1, 1999

P R O X Y
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                This Proxy is Solicited by the Board of Directors

     The undersigned, a holder of Common Stock of American International Petroleum Corporation, a Nevada corporation (the "Company"), hereby appoints GEORGE N. FARIS and DENIS J. FITZPATRICK, and each of them, the proxies of the undersigned, each with full power of substitution, to represent and vote for the undersigned all of the shares of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 30, 1999 and any adjournments thereof, as follows: 1. The election of five(5) members to the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified:

   / / FOR all nominees listed below      / / WITHHOLD AUTHORITY to vote for all
                                              nominees listed below.

    (Instructions: To withhold authority to vote for any individual nominee, strike a line through his name below.)
       George N. Faris, Daniel Y. Kim, Donald G. Rynne, William R. Smart,
                               Richard W. Murphy
2. The ratification of the appointment of Hein + Associates LLP as independent public accountants of the Company for 1999.
    / /  FOR          / / AGAINST          / / ABSTAIN
3. To amend the Articles of Incorporation to increase the authorized capital stock by increasing the number of authorized shares of common stock. from 100 million to 200 million.
    / /  FOR          / / AGAINST          / / ABSTAIN
4. To approve, if necessary, the issuance upon conversion of 14% Convertible Debentures of more than 9,807,150 shares of common stock.
    / /  FOR          / / AGAINST          / / ABSTAIN
5. To approve, if necessary, the issuance upon conversion of 5% Convertible Debentures of more than 13,243,377 shares of common stock.
    / /  FOR          / / AGAINST          / / ABSTAIN
6. Upon such other matters as may properly come before the meeting and any adjournments thereof.
    / /  FOR          / / AGAINST          / / ABSTAIN
                            (continued on other side)

                           (continued from other side)

    The undersigned hereby revokes all previous proxies to vote at the Annual Meeting.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREON. IF NO DIRECTION IS MADE, THIS PROXY, WHEN EXECUTED, WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTORS NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, AND 5, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated June 1, 1999, relating to the Annual Meeting, and the Annual Report to Shareholders for the year ended December 31, 1998.


                                       -----------------------------------------


                                       -----------------------------------------
                                       Signature(s) of Shareholder(s)

    The signature(s) hereon should correspond exactly with the name(s) of the Shareholders(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign the full corporate or partnership name, and give the title of signing officer or general partner.

Date:                           , 1999
     ---------------------------

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOU VOTE.